EARNINGS CONFERENCE CALL SCRIPT
                           (February 5, 2000, 11:00am)

KATHLEEN LUKE

Thank you, operator. And thanks to everyone for joining us this morning.

With me are Steve Reinemund, President and Chief Operating Officer of PepsiCo, and Indra Nooyi, our Chief Financial Officer.

We have a lot of great news to report across all of our divisions both for the fourth quarter and the full year 2000. Steve will start by talking about the fine performances turned in across all our businesses and why we expect that performance to continue. Indra will then roll up the financials and give you the corporate algorithm. After that Steve and Indra will take your questions.

Before we begin, I'd like to repeat some information about this call, which is also being webcast and can be accessed at www.pepsico.com. The call will be archived for 90 days at the following websites: www.ccbn.com and www.vcall.com. A taped replay will be available until the close of business Wednesday by dialing 800-633-8625. International callers should dial 858-812-6450. The reservation number is 17648339.

Let me also take a moment to point out that PepsiCo's fiscal year ends on the last Saturday in December, so every 5 or 6 years our fiscal year includes 53 instead of 52 weeks, and our fourth quarter contains 17 instead of 16 weeks. The year 2000 was one of those years and so, in order to help you compare our performance in 2000 to our performance in 1999, we are presenting information on a "comparable" basis. Specifically, we have ignored the incremental impact of the extra week for both the quarter and the full year. We also presented results for 1999 on a pro forma basis assuming that the transactions involving bottling operations occurred in 1998 and excluding unusual items reported in 1999.

Finally, I'd like to read our Safe Harbor Statement.

This conference call may include forward-looking statements based on our current expectations and projections about future events. Our actual results could differ materially from those anticipated in any forward-looking statements, but we undertake no obligation to update any such statements. In addition, the pro forma results do not necessarily represent what our results would have been had certain transactions been completed as of the dates indicated, nor do they give effect to any other events. For a review of risk factors, please refer to our statements filed at the Securities and Exchange Commission.

Now it's my pleasure to introduce Steve Reinemund.

STEVE REINEMUND

Good morning everybody and thanks for joining us. I'm pleased to report we had a terrific year. 2000 was PepsiCo's best in recent memory, and actually the strongest I've seen in my 16 years with the company. I say that not just because of the overall results, which I do believer were excellent, but because every single one of our businesses consistently contributed to our success--in the U.S. and internationally.

I also say that because we've delivered on our promises. We have the right strategies as a convenient food and beverage company and are focused on executing consistently against them. We've stayed focused even while executing last year's M&A program that included Quaker and SoBe.

That's why we're so excited about the future. Our businesses are well-positioned to take advantage of the consumer trend toward convenient consumption, and our major platforms for growth make us confident that we'll be successful in meeting our goal to continue to report this kind of solid financial performance in 2001 and the years to come.

Now let me give you some highlights of our excellent performance in the 4th quarter and for all of last year.

Let's start with the fourth quarter:

o    Earnings  per share grew 15% to 38 cents a share on a 16-week  basis.  This
     was  our  fifth  consecutive  quarter  of  double-digit   earnings  growth,
     demonstrating the strength of our underlying businesses.

o Including the impact of the extra 53rd week, we would have added three more cents to 41 cents per share. o Every division gained volume, which drove net sales up 8% to over $6.1 billion. o Operating profits also grew very strongly across all divisions, increasing over 12% to $984 million. o And finally, net income grew 15% to $567 million.

The strong quarter contributed to a terrific full year.

o On a 52-week basis, EPS grew a strong 17% to $1.45, compared to $1.24 in 1999. And with the 53rd week, EPS was $1.48.

o    Net sales grew 8% to over $20 billion.

o    Operating profits grew 13% to $3.5 billion.

o    And ROIC improved even more than expected by 250 basis points to 23%.

Again, we're particularly proud of the fact that these strong results came from excellent performances by each of our operating divisions. Let's look at each of them, starting with Frito-Lay North America.

FLNA achieved double-digit profit growth for the eighth consecutive quarter, on increased revenues of 6.5% and 4% volume growth. Fourth quarter profits came in at $539 million and revenues were $2.5 billion.

For the year, FLNA's revenues rose 7% to $8.4 billion and profits were up 10% to $1.8 billion.

Frito-Lay is an exceptional business, and we expect their strong performance to continue throughout 2001. We're comfortable that operating profits will continue growing at around 10% for the year, based on revenue growth in the range of 5-7%.

Let me come back to volume for a minute -- specifically the impact of FLNA's weight-out action. It's simple, but also complicated, and I've asked to Indra walk you through the details.

INDRA NOOYI

                  Thanks Steve,

First, let me reiterate: we expect 5% - 7% revenue growth and 10% profit growth from FLNA in 2001.

                  By way of background, remember: FLNA has a portfolio of products that includes salty snacks in both "take home" and "single-serve" sizes, dips, meat snacks, cookies and crackers. Our business is not only the DSD business in the U.S., it includes Canada and a vend/food service business.

                  In the snack business we have key "magical" price points, for example 99 cents for single serve, and $1.99 or 2-for-$5 for take-home size promotions. These price points appeal to consumers and we want to maintain them. When we take "visual" pricing we either lose the appealing price point or, in the case of promoted price points, end up giving the price increase back through allowances to get to our customary promoted price points. So we need to be very careful about taking visual pricing actions.

                  Now the weight out:

o When you think about our weight out action, think of it as a cost reduction that we are using to offset inflation.

o The weight out was not across-the-board. The weight out affected only specific SKUs -- mostly larger salty snack take home sizes. It impacts the single serve up and down the street business to a much lesser degree and does not impact any of our Canadian business or vend/foodservice.

o        Therefore, it can be a little difficult to explain.

                  With all that said, here are some rules of thumb to use going forward:

o There is typically a difference between our revenue growth and pound growth resulting from product mix changes, price changes, and promotional changes.

o For 2001, for FLNA as a whole, you should expect revenue growth to exceed pound growth by 3 to 4 pts as the result of the weight out. This is up from the 2 to 3 points we usually report. Any change beyond that will be attributable to product mix changes, promotional changes, or size mix changes, all of which would be very hard to forecast at this point.

o When you look at IRI data, revenue will likely exceed lb growth by 4 to 5 pts as a result of the weight out,

o This is because the channels read by IRI, which are less than 50% of our business, have a higher mix of take home sizes, where the weight out had a bigger impact; and

o The IRI numbers don't capture the UDS channel and our products not impacted by the weight out, such as Obertos meats, crackers, cookies and nuts. As Steve said, it's simple but complicated, and hopefully, with these rules of thumb, there won't be confusion going forward. Now let me turn it back to Steve.

STEVE REINEMUND

Thanks, Indra.
Let me just say one more time how proud we are of  FLNA's  performance,  and how
comfortable  we  are  they  will  continue  to  deliver  consistent,   excellent
performance.

Moving beyond North America, Frito Lay International also had another terrific quarter and continued to grow its salty volume at double-digits. Salty volume was up 12%, with that growth coming across all its regions. In fact we gained market share in virtually every single market.


For the fourth quarter, revenues grew almost 10% to $1.3 billion with operating profits up 11% to $155 million. Profits would have been four points higher, but for the adverse impact of unfavorable foreign currency exchange rates.

For the full year, revenues accelerated a solid 14% to $4.3 billion, with profits up 19% to $483 million.

Sabritas and Gamesa continue to perform well.

Volume at Walkers grew 9% for the year and they gained 3 share points. Walker's profits were up 12% in local currency terms, but unfortunately profits were impacted by unfavorable FOREX.

After the big three, our businesses performed well around the world. For example, our European and Latin American JV's saw double digit volume increases last quarter, Turkey had extraordinary volume gains, Elma in Brazil initiated its value strategy in Q4, and Australia continued to build momentum in the grocery and vending channels.

The outlook for FLI continues to be quite strong. For the full-year 2001, we expect operating profits to grow in the mid-teens.

Now, let's look at Pepsi-Cola North America.

PCNA finished a successful 2000 with a very strong performance in the quarter. Revenues were up 15% and profits over 13% for the quarter, in each case easily exceeding our high single-digit guidance.

Concentrate shipments rose 2.7% for the fourth quarter, driven by the introduction of Sierra Mist. Bottler case sales were not as strong as expected, due to severe competitor pricing actions in December, but BCS did advance more than 1%. As you look at BCS, I'd like to remind you for comparison's sake, that our reported BCS volume does not reflect any sales of Tropicana products.

For the full year, PCNA's net sales increased 8% to $3.3 billion and profits were up 9% to $820 million.

We are confident that PCNA will continue to produce balanced growth in 2001: |X| We see building momentum in CSD's. |X| Aquafina is continuing to show strong growth.
|X|      We have new  products  lined up, such as Pepsi Lemon Twist and the new Mountain Dew entry we're calling Code Red.
|X|      We're looking forward to the sell in of Dole.
|X|      And we have a strong promotional calendar.

Based on all of this, we see bottler case sales growing approximately 3% for the year.

Our profit outlook for the full year is high single digit growth. The impact of the SoBe acquisition should add about a point to that.

Now let me turn to another division that delivered a fine performance for the quarter by single-mindedly pursuing its strategy. Pepsi-Cola International volume was up 4% for the quarter, led by strong performances in key countries like India, China and Russia, to name a few. Revenues in the quarter were down 4%, reflecting the negative impact of weaker foreign currencies and competitive pricing issues in some markets. Operating profits broke even--a big win in this seasonally low quarter and $7 million better than last year.

For the full year, bottler case sales were up 5%, reflecting strong performances around the world. Net sales were up 3% for the full year to $1.8 billion, primarily due to volume gains and higher pricing. Operating profits for the full year increased 37% to $148 million, due to the higher pricing and increased volume. As you can see, Pepsi-Cola International continues to make tremendous progress.

And the outlook for 2001 remains strong. Consistent with our guidance for last year, we expect PCI's volume and revenues to grow in the mid-single digits, with profits growing in the mid-teens.

Now, let me turn your attention to Tropicana.

Trop's phenomenal growth story continued as they posted another quarter of strong volume gains. Equivalent case volume grew 11% for the quarter, led by more double-digit growth from Pure Premium, our flagship not-from-concentrate brand.

Net sales in the quarter increased 8% to $761 million and operating profits increased 16% to $63 million, due to the volume gains.

For the full year, Tropicana grew volume a robust 8%, more than double the growth rate of the prior year.

Net sales increased 6% to $2.4 billion and operating profits grew an outstanding 30% to $220 million. That's double the operating profit level of 1998, the year we acquired Tropicana.

Tropicana's focus on its fortified nutritional blends fueled growth in 2000, as did the introduction of the new 128 ounce Pure Premium package. Tropicana pioneered the clinical trials that allowed it to make additional heart health claims because of the potassium naturally found in our product. Driven by this news, Tropicana's market share rose to almost 35%.

Looking ahead, we have exciting product news in 2001 as well, and will continue to focus on extending Pure Premium's reach with various category development programs.

We expect both volume and revenues to grow in the mid-single digit range for the full year. We expect profits to grow in the low teens for the full year and below that for the first quarter as they overlap last year's phenomenal 70% growth rate in Q1.

And now, I'd like to turn it over to Indra to roll up the numbers and give you the corporate algorithm.

INDRA NOOYI

Thanks, Steve.

First, I'd like to say how proud I am about the strong and consistent performance turned in by every PepsiCo operating division--not only in the fourth quarter but throughout the year 2000.

Let me take a few moments talking about the corporate leverage that has gotten us to our 17% EPS growth for the year.

First, let's talk about corporate unallocated expenses, which increased to $319MM in 2000. Several items drove this increase - deferred compensation costs, which were higher than prior year due to our strong stock performance, stepped up investments behind our Power-of-One activity, increased contributions to the PepsiCo Foundation, and Forex losses.

Equity income grew 52% to $125 million. This growth was driven in particular by the outstanding performance delivered by The Pepsi Bottling Group.

Net interest expense for the 52-week year declined 12% over the proforma prior year to $142 million, reflecting significantly lower average debt levels that were partially offset by higher average interest rates.

I also want to spend a few moments on the number of shares we have outstanding. As you may remember, we announced in December that we rescinded our share repurchase program in connection with our acquisition of Quaker Oats. For the full year 2000, prior to stopping our program, we repurchased 38 million shares for a total cost of approximately $1.4 billion, bringing our weighted average number of shares outstanding on a fully diluted basis at year end to 1.475 billion shares.

I'm also very proud of the cash flow performance we turned in. Operating cash flow, which we define as net income, excluding after tax interest, plus depreciation and amortization, plus changes in working capital, less capital spending and other balance sheet changes, grew 33% to $2.7billion last year.

Now, let me turn to our Return on Invested Capital. We've had and continue to have as a goal the improvement of ROIC by 50 to 100 basis points per year. But this year we did even better than expected as a result of our strong net income performance. This year ROIC grew by 250 basis points to 23%--and we're very proud of that accomplishment.

As I think you can tell, we're very pleased with these results and, based on our outlook for the coming year, we expect to continue to deliver consistently excellent performance. Let me explain.

o First, we expect revenues from our snack and beverage businesses to grow 6-7% for the full year.

o Second, we believe we can grow line of business earnings from our existing businesses10-11% for the year.

o Third, we expect to generate another 2% or 3% from corporate initiatives to get to EPS growth of 12-13% for the full year.

o And finally, we expect to improve our ROIC another 50-100 basis points this year.

Now let me return to corporate leverage. We are committed to getting 2 to 3 points of leverage below the operating profit line. But, how we get it will be slightly different in 2001 than 2000. Let me explain.

1. Going into 2001, we expect corporate unallocated expenses to be relatively flat to 2000 on a full year basis, although individual quarters may be higher or lower than prior year.

2. We expect equity income to continue to benefit from solid performances by our anchor bottlers, although our growth may not be as outstanding as in 2000.

3. The single biggest challenge in 2001 will be the loss of leverage resulting from our share repurchase activity. As I mentioned earlier, in connection with the Quaker transaction, which will be accounted for as a pooling, we rescinded our share repurchase program. Additionally, our shares outstanding will go up for several reasons:
     we will be reissuing 15 to 20MM tainted shares before that transaction closes, employee stock option exercises will continue adding to the base, and approximately 315MM additional shares of PepsiCo stock will be issued to Quaker shareholders to conclude the merger.

Nevertheless, as I said before, we still expect to get 2 to 3 points of corporate leverage. In 2001, driven by the implementation of various tax strategies, our PepsiCo standalone corporate tax rate will go down 1% to 31%. We expect to maintain this rate going forward. This reduction in tax rate will help us offset the loss in leverage from the rescinded share repurchase program.

Let me close by reiterating PepsiCo's algorithm, which relates only to our existing portfolio of businesses:

o    Revenues will grow 6-7%. o Line of Business earnings up 10-11%.

o    Full year EPS growth of 12-13%.

o    And finally, we expect to improve our ROIC another 50-100 basis points.

Now, let me turn it back to Steve who will give you an update on the Quaker transaction.

STEVE REINEMUND

Thanks Indra.

As you know, we've entered into a merger agreement with The Quaker Oats Company. While today I've been talking about the performance and outlook for our existing snack and beverage portfolio, our goal of sustained growth will not change after the Quaker merger. In fact, that's one of the reasons the merger is so attractive -- because Quaker creates opportunities across so many parts of our existing business and expands our platforms for growth in the future. As we work out the details of our integration plans, we continue to feel very positive about our ability to successfully complete the deal and achieve the synergies we spoke about last December.

We believe the transaction is still on track to close some time in the second quarter of this year. The integration planning is well under way, and we have received clearance on our preliminary filing with the SEC.

Now I know we've gone through a lot of information, but I want to go back to the key points just one last time: o First, we had a great fourth quarter that capped off a terrific year. o Second, we achieved such good performance because all of our divisions are highly focused on consistent performance against their objectives.

o    And finally, our outlook is simple--more of the same.

Now Indra and I will be happy to entertain your questions.

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